PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

                    COMPX REPORTS THIRD QUARTER 2006 RESULTS

Dallas, TEXAS ... November 1, 2006 ... CompX International Inc. (NYSE: CIX) announced today third quarter sales of $48.8 million for 2006 compared to $47.1 million in the same period of 2005. Operating income was $6.2 million in the third quarter of 2006 compared to $4.8 million in the same period of 2005. Net income from continuing operations for the third quarter of 2006 was $3.8 million, or $0.25 per diluted share, compared to a loss of $6.1 million, or $0.40 per diluted share, in the third quarter of 2005. The results for the third quarter of 2005 include a non-cash income tax charge of approximately $9.0 million ($0.59 per diluted share) due to a change in the Company's expectation relating to the repatriation of non-U.S. earnings.

For the nine-month period ended September 30, 2006, net sales increased to $146.0 million compared to $139.7 million in the previous year. Operating income improved to $16.8 million for the nine-month period ended September 30, 2006 compared to $13.6 million for the comparable period of 2005. Net income from continuing operations for the nine-month period in 2006 was $10.1 million, or $0.66 per diluted share, compared to a loss of $1.5 million, or $0.10 per diluted share in 2005. The loss from continuing operations for the nine-month period in 2005 was impacted by the non-cash tax charge discussed above.

Net sales comparisons were positively impacted by additional sales volumes resulting from acquisitions within our new marine components segment and volume increases within security products which were partially offset by sales volume decreases in the furniture components segment. Operating income comparisons were favorably impacted by an improved product mix, the continued benefit of cost improvement initiatives and by the acquisitions referred to above, partially offset by the net negative impact of changes in currency exchange rates on our furniture components segment. In addition to the items noted above, net income from continuing operations comparisons were favorably impacted by a lower effective tax rate in 2006 (excluding the impact of the $9.0 million tax charge discussed above) due to a higher percentage of our income in 2006 being derived from U.S. operations as compared to 2005.

"Our acquisition of two performance marine components manufacturers along with organic sales growth in our security products segment contributed significantly to our year over year sales growth," commented David A. Bowers, President & CEO. "The favorable contribution from these segments is being partially offset by declines in the furniture components segment due to our decision to eliminate certain low margin sales. As a result, despite the sales decline in the furniture components segment, operating income for the quarter improved due to the effect of remaining volumes carrying higher margins and the benefit of continued cost structure reduction efforts. Total operating income is up by 30% compared to the same quarter in 2005 due to the improved bottom line performance of furniture components along with stronger overall results from security products. While our strategy to focus on the bottom line may result in additional sales declines within furniture components in the short term, we expect the long term effect to increase both sales and profits for CompX as a whole."

CompX is a leading manufacturer of security products, furniture components and performance marine components. It operates from eight locations in the U.S., Canada and Taiwan, employing more than 1,200 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

                                                  Three months ended             Nine months ended
                                                   September 30,                    September 30,
                                                2005             2006            2005           2006
                                                ---------------------           ----------------------


Net sales                                     $  47.1          $  48.8        $  139.7      $   146.0

Cost of goods sold                               36.1             35.9           107.9          109.2
                                              ------------------------        ------------------------
Gross profit                                     11.0             12.9            31.8           36.8

Selling, general and administrative               6.0              6.7            18.0           19.8

Other operating expense, net                      0.2              -               0.2            0.2
                                              ------------------------        ------------------------
Operating income                                  4.8              6.2            13.6           16.8

Interest expense                                 (0.1)             -              (0.2)          (0.1)

Other income, net                                 0.3              0.3             0.5            1.0
                                              ------------------------        ------------------------
Income from continuing operations

     before income taxes                          5.0              6.5            13.9           17.7

Income tax expense                               11.1              2.7            15.4            7.6
                                              ------------------------        ------------------------
Income (loss) from

     continuing operations                       (6.1)             3.8            (1.5)          10.1

Discontinued operations, net of tax               -                -              (0.5)          (0.5)

Net income (loss)                             $  (6.1)         $   3.8        $   (2.0)       $   9.6
                                              ========================        =======================


Net income (loss) per common share
     Continuing operations                    $   (0.40)       $  0.25        $   (0.10)      $  0.66
     Discontinued operations                       -               -              (0.03)        (0.03)
                                              ------------------------        ------------------------
                                              $   (0.40)       $  0.25        $   (0.13)      $  0.63
                                              ========================        =======================

Weighted average diluted common
     shares outstanding                            15.2           15.3            15.2           15.3
                                              ========================        =======================


COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                         December 31,        September 30,
                                                             2005                2006
                                                         -------------       -------------
                                                                              (Unaudited)


                        Assets

Current assets:

   Cash and equivalents                                  $      30.6          $      25.8

   Accounts receivable, net                                     20.6                 23.0

   Inventories                                                  22.5                 23.6

   Prepaid expenses and other                                    4.5                  3.7

   Note receivable                                               2.6                  1.3
                                                         ------------         -----------
       Total current assets                                     80.8                 77.4

Intangibles                                                     38.0                 43.6

Net property and equipment                                      68.0                 72.0

Other assets                                                     1.8                  2.1
                                                         ------------         -----------
         Total assets                                    $     188.6          $     195.1
                                                         ============         ===========


         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities              $      19.2          $      20.6

   Income taxes                                                  1.1                  0.1
                                                         ------------         -----------
       Total current liabilities                                20.3                 20.7

Long-term debt                                                   1.5                  -

Deferred income taxes                                           16.7                 19.3

Stockholders' equity                                           150.1                155.1
                                                         -----------          -----------
         Total liabilities and stockholders' equity      $     188.6          $     195.1
                                                         ============         ===========